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                                                     Exhibit 99(i)-Press Release

                                                     Joyce M. Joy
                                                     Vice President/Marketing

Vernon, CT - May 27, 1999

                    ALLIANCE BANCORP OF N.E. AND TOLLAND BANK
                        ELECT CHAIRMAN AND VICE CHAIRMAN

D. Anthony Guglielmo of Stafford has been elected Chairman and Kenneth R. Peterson of Tolland has been elected Vice Chairman of the Boards of Directors of Alliance Bancorp of New England, Inc. and Tolland Bank.

Joseph H. Rossi, President/CEO, announced the changes today saying, "We recently lost a dedicated and long-time director and friend with the passing of Francis
J. Prichard, Jr. who served as chairman since 1996 and a member of the board since 1989. Fran was an experienced businessman who devoted much of his life to community service. We will all miss him very much.

We are pleased that Tony has accepted the position of Chairman. Tony joined the board in 1985 and served the past three years as Vice Chairman. We are equally pleased that Ken has accepted the position of Vice Chairman. Ken joined the board in 1982, and his knowledge of the marketplace and community continues to be invaluable. Along with Tony and Ken, all our board members look forward to continuing our strategy of growth and enhancing the earnings of the Company."


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Alliance Bancorp of N.E. and Tolland Bank
Elect Chairman and Vice Chairman
May 26, 1999
Page 2

D. Anthony Guglielmo is the President and Owner of Penny-Hanley and Howley Company, Inc. in Stafford.

A political science major, Mr. Guglielmo is a UCONN graduate where he was a member of the UCONN Varsity Football Team for 4 years. He received his masters degree from Trinity College in Hartford. He received an honorable discharge from the U. S. Army. As a Connecticut State Senator, Mr. Guglielmo has represented the 35th District since 1992. He served as past chairman of the Johnson Hospital Development Corporation and also served as a member of the Johnson Hospital Board of Directors.

Mr. Guglielmo lives with his wife Doris in Stafford Springs.

Kenneth Peterson, a licensed land surveyor, is an owner and partner in Gardner & Peterson Associates, a land surveying and civil engineering firm located in Tolland.

Mr. Peterson is a graduate of Hartford State Technical College, a corporator of Eastern Connecticut Health Network, and a member of the Exchange Club of Rockville, Ellington Ridge Country Club, the Home Builders Association, and the Connecticut Association of Land Suveyors.

Mr. Peterson lives with his wife Sheila in Tolland.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is a bank holding company for Tolland Bank, a Connecticut-chartered bank serving the markets of central and eastern Connecticut.